Exhibit 23.6

March 2, 2018

United States Securities and Exchange Commission

Dear Sirs/Mesdames:

I hereby consent to (a) Roscoe Postle Associates Inc. being named in the Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2017 (the “2017 20-F”) as having (i) completed an independent audit of the 2015 iron ore reserve estimates for ArcelorMittal’s Las Truchas and Pena Colorada mines in Mexico and (ii) completed an updated estimate of the 2016 iron ore reserves for the Mary River Mine open pit operation, Baffinland, Canada, and (b) the incorporation by reference of the 2017 20-F into this Registration Statement on Form F-3.

Yours truly,
Roscoe Postle Associates Inc.

Per:

/s/ Graham G. Clow
Graham G. Clow, P.Eng. Chairman

RPA 55 University Ave. Suite 501 | Toronto, ON, Canada M5J 2H7 | T +1 (416) 947 0907	www.rpacan.com